Winland Electronics, Inc. Reports Fourth Quarter 2009 Results

Mankato, Minn. / March 18, 2010 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of customer electronic control products and systems, today announced net sales of $4.5 million for the fourth quarter ended December 31, 2009, down $3.2 million, or 41.5 percent compared with the corresponding period in 2008.  Net income was breakeven for the quarter, unchanged from the comparable quarter in 2008.

EMS sales for the quarter totaled $3.7 million versus $7.1 million in the fourth quarter of 2008, a decline of 47.6 percent.  Net sales for Winland’s proprietary products segment for the quarter totaled $819,000, an increase of $158,000, or 23.9 percent from the comparable period in 2008.

“The fourth quarter was a difficult period from a revenue standpoint, with the sales slowdown that began in the second quarter persisting,” said Thomas de Petra, President and Chief Executive Officer of Winland Electronics. “However, we are beginning to see production forecasts that suggest a stronger business climate.  During the fourth quarter we experienced a nearly five-fold increase in our quotation activity over previous quarters.”

Winland’s customer base includes companies in transportation logistics and fleet management, industrial, instrumentation, medical and telecommunication.

The Company recorded an operating loss for the quarter of $606,000 versus operating income of $62,000 in the comparable quarter in 2008, and gross margin totaled 8.8 percent versus 13.9 percent in the comparable period in 2008.  The Company’s operating loss was offset by a $631,000 income tax benefit.

The Company’s EMS segment reported an operating loss of $330,000 in the fourth quarter of 2009 versus an operating profit of $476,000 in the comparable period of 2008.  Winland’s proprietary products segment operating income totaled $151,000, up 152 percent over the $60,000 in operating income in the fourth quarter of 2008.  Fourth quarter gross margin for the Company’s proprietary products segment was 37.2 percent versus 41.5 percent in the comparable period in 2008.

“We believe that the process and efficiency improvements we have put in place are paying off,” de Petra said.  “During the second, third and fourth quarters of 2009, our quality and on-time delivery performance for the first time each exceeded 99 percent, and this continues to earn Winland new opportunities to quote additional programs from existing customers not previously open to us.”

Twelve-Month Results

Net sales for the 12 months ended December 31, 2009 totaled $22.5 million, down $6.1 million, or 21 percent, versus the comparable period in 2008.  EMS net sales declined 24 percent, or $5.9 million, to $19.4 million during 2009 compared to a year ago.  One customer accounted for $3.1 million of the decline and the company’s top two customers accounted for another $1.4 million. Three other customers whose orders totaled $1.8 million in 2008 did not place orders in 2009.  These declines were partially offset by Winland’s third largest customer whose orders increased approximately $1.5 million.  Sales from engineering services increased $160,000, to $1.2 million, a sum also reflected in the company’s EMS segment sales.  Proprietary Products net sales declined 5.0 percent to $3.2 million, down $182,000 from a year ago.  Sales to Winland’s largest proprietary products distributor were down $164,000 versus 2008.

The Company reported a net loss of $1.5 million, or $0.42 per basic and diluted share for the 12 months ended December 31, 2009 versus a $1.0 million net loss, or $0.28 per basic and diluted share, in the comparable period in period in 2008. The current year’s loss was driven by a $6.1 million decrease in net sales compared to a year ago and under-utilization of manufacturing capacity, which was partially offset by improvements in manufacturing and procurement processes.  These improvements resulted in reduced warranty expenses of $102,000 and reduced obsolescence expenses of $77,000.  Workforce reductions resulted in savings of $479,000 and research and development costs were down $326,000 year-over-year.

The Company reported a full-year operating loss of $1.9 million versus an operating loss of $1.0 million for the 12 months ended December 31, 2008. Gross margin in 2009 of 10.0 percent declined relative to the 12.2 percent for the 12 months ended December 31, 2008.

The Company’s EMS segment recorded an operating loss of $103,000 versus operating income of $1.1 million for the 12 months ended December 31, 2008.  Winland’s proprietary products segment operating income increased $137,000 for the 12 months ended December 31, 2009, to $264,000, versus a year ago. Gross margin of 41.6 percent for the 12 months ended December 31, 2009 was consistent with the prior year.

Management will host a conference call and webcast to discuss its fourth quarter and fiscal year 2009 results on Thursday, March 18, 2010, at 3:30 p.m. CT / 4:30 p.m. ET.

Call Details:

Date:  Thursday, March 18, 2010

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Fourth Quarter and Fiscal Year 2009 Conference Call

Dial-in number: 877-407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, March 18, 2010 through Thursday, March 25, 2010.  To access the replay, call 877-660-6853, using Account #336 and enter replay ID 345273.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, April 22, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics
Winland Electronics, Inc. (www.winland.com), an electronic manufacturing services (EMS) company, designs and manufactures custom electronic controls and assemblies primarily for original equipment manufacturer (“OEM”) customers, providing services from early concept studies through complete product realization. Markets served primarily include medical, industrial, transportation and scientific instrumentation.  In addition, the company designs and markets a proprietary line of environmental monitoring products to the security industry. These products monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company is beginning to see production forecasts that suggest a stronger business climate; (ii) that the Company believes that the process and efficiency improvements that it has put in place are paying off; and (iii) that the Company’s quality and on-time delivery performance continues to earn it new opportunities to quote additional programs from existing customers not previously open to it.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the business climate in fact is not getting stronger; (ii) that the process and efficiency improvements are not in fact paying off; and (iii) that the new opportunities to quote additional programs from existing customers not previously open to it does not continue.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

Winland Electronics, Inc.
Balance Sheets
December 31, 2009 and 2008
(In Thousands)
	December 31,
Assets	2009	2008
Current Assets
Cash and cash equivalents	$55	$356
Accounts receivable, less allowance for doubtful
accounts of $49 and $127, respectively	2,823	3,901
Refundable income taxes	1,023	595
Inventories	3,039	4,337
Prepaid expenses and other assets	256	231
Total current assets	7,196	9,420

Property and Equipment, at cost
Land and land improvements	383	383
Building	3,052	3,052
Machinery and equipment	7,001	7,028
Data processing equipment	1,198	1,183
Office furniture and equipment	460	466
Unfinished property and equipment	172	-
Total property and equipment	12,266	12,112

Less accumulated depreciation and amortization	7,937	7,201
Net property and equipment	4,329	4,911
Total assets	$11,525	$14,331

Liabilities and Stockholders’ Equity
Current Liabilities
Revolving line-of-credit	$367	$-
Current maturities of long-term debt	380	392
Accounts payable	1,132	2,457
Accrued liabilities:
Compensation	369	446
Other	49	121
Total current liabilities	2,297	3,416

Long-Term Liabilities
Long-term debt, less current maturities	699	1,079
Deferred revenue	122	130
Other long-term tax liabilities	258	129
Total long-term liabilities	1,079	1,338
Total liabilities	3,376	4,754

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,686,435 shares 2009 and 3,669,148 shares 2008	37	37
Additional paid-in capital	5,016	4,913
Retained earnings	3,096	4,627
Total stockholders’ equity	8,149	9,577
Total liabilities and stockholders’ equity	$11,525	$14,331

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Net sales	$4,538	$7,763	$22,547	$28,665
Cost of sales	4,138	6,687	20,291	25,175
Gross profit	400	1,076	2,256	3,490

Operating expenses
General and administrative	427	474	2,064	2,243
Sales and marketing	427	399	1,549	1,392
Research and development	152	141	546	872
Total operating expenses	1,006	1,014	4,159	4,507

Operating income (loss)	(606)	62	(1,903)	(1,017)

Other income (expense)
Interest expense	(24)	(27)	(99)	(126)
Other income (expense), net	2	3	(10)	26
Total other expense	(22)	(24)	(109)	(100)

Income (loss) before income taxes	(628)	38	(2,012)	(1,117)

Income tax benefit (expense)	631	(38)	481	89
Net income (loss)	$3	$-	$(1,531)	$(1,028)

Income (loss) per common share:
Basic & Diluted	$0.00	$0.00	$(0.42)	$(0.28)

Weighted-average number of common shares outstanding:
Basic & Diluted	3,664,395	3,649,661	3,664,395	3,649,661

Winland Electronics, Inc.
Statements of Cash Flows
Years Ended December 31, 2009 and 2008
(In Thousands)

	2009	2008
Cash Flows From Operating Activities
Net loss	$(1,531)	$(1,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	816	817
Non-cash stock based compensation	93	196
Decrease in allowance for doubtful accounts	78	-
Deferred taxes	-	118
Loss on disposal of equipment	22	-
Changes in operating assets and liabilities:
Accounts receivable	1,000	(465)
Refundable income taxes	(428)	(206)
Inventories	1,298	371
Prepaid expenses and other assets	(25)	22
Accounts payable	(1,325)	654
Accrued liabilities, including deferred revenue and other long-term tax liabilities	(28)	(553)
Net cash used in operating activities	(30)	(74)

Cash Flows From Investing Activities
Purchases of property and equipment	(264)	(237)
Proceeds from sale of property and equipment	8	-
Net cash used in investing activities	(256)	(237)

Cash Flows From Financing Activities
Net borrowings on revolving credit agreement	367	-
Net principal payments on long-term borrowings, including capital lease obligations	(392)	(512)
Proceeds from issuance of common stock	10	27
Net cash used in financing activities	(15)	(485)

Net decrease in cash	(301)	(796)

Cash and cash equivalents
Beginning of year	356	1,152
End of year	$55	$356

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$104	$124
Cash receipts from income taxes	$183	$-

Supplemental Schedule of Noncash Investing and Financing Activities
Acquisition of property and equipment in accounts payable	$-	$74

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended December 31, 2009 (unaudited)
Net sales	$3,719	$819	$-	$4,538
Gross Profit	(37)	305	-	268
Operating income (loss)	(330)	151	(427)	(606)

Three months ended December 31, 2008 (unaudited)
Net sales	$7,102	$661	$-	$7,763
Gross Profit	731	274	-	1,005
Operating income (loss)	476	60	(474)	62

Twelve months ended December 31, 2009
Net sales	$19,356	$3,191	$-	$22,547
Gross Profit	422	1,328	-	1,750
Operating income (loss)	(103)	264	(2,064)	(1,903)

Twelve months ended December 31, 2008
Net sales	$25,292	$3,373	$-	$28,665
Gross Profit	1,834	1,374	-	3,208
Operating income (loss)	1,099	127	(2,243)	(1,017)